Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED REPORTS 50% INCREASE IN INCOME FROM CONTINUING OPERATIONS; ANNOUNCES STOCK REPURCHASE PROGRAM

CHICAGO (July 31, 2008) - Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. (Nasdaq: NOVA), today announced results for the second quarter ended June 30, 2008. Total net revenue grew to $35,180,000, up 10% from $31,952,000 in the prior year second quarter, with net revenue from surgical facilities growing to $29,072,000, up 10% from $26,364,000 in the prior year second quarter. Income from continuing operations in the second quarter of 2008 was $2,387,000, or $0.09 per diluted share, compared to $1,592,000, or $0.06 per diluted share, in the prior year second quarter, an increase of 50%. Same-facility net revenue growth was 3% for the quarter. Net cash provided by operations was $6,782,000 in the second quarter of 2008, up 28% from $5,311,000 in the prior year second quarter.

Mr. Hall commented, “Our second quarter results were in line with our expectations. We are pleased with NovaMed’s solid growth in earnings and cash flow as well as margin improvement in the second quarter of 2008.”

Highlights of second quarter continuing operations include:

•	Income from continuing operations increased 50% to $2,387,000
•	Cash flow from operations of $6,782,000
•	Operating income increased 16% to $9,187,000
•	Total net revenue increased 10% to $35,180,000

For the six months ended June 30, 2008, total net revenue grew to $68,993,000, up 10% from $62,520,000 for the first six months last year, with net revenue from surgical facilities growing to $56,487,000, up 12% from $50,641,000 in the first six months of 2007. Income from continuing operations in the first six months of 2008 was $4,523,000, or $0.18 per diluted share, compared to $3,125,000, or $0.12 per diluted share, in the first six months of 2007, an increase of 45%. Same-facility net revenue growth was 3% for the first six months of 2008. Net cash provided by operations was $10,802,000 in the first six months of 2008, up 91% from $5,648,000 in the first six months of 2007.

NovaMed also announced today that its Board of Directors has adopted a program to repurchase from time to time at management’s discretion up to $8 million of NovaMed’s common stock in the open market or in private transactions during the 12-month period ending July 31, 2009 at prevailing market prices. As of June 30, 2008, NovaMed had 24,819,573 shares of common stock outstanding.

“With solid cash flow from operations of almost $11 million in the first six months of 2008, and approximately $100 million available under our credit facility, we remain well positioned to continue to acquire surgery centers and execute our growth strategy while at the same time repurchase our common stock on an opportunistic basis,” added Mr. Hall. “We believe the stock repurchase program reflects our confidence in our business and our ongoing commitment to increasing shareholder value.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has majority ownership interests in 35 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Thursday, July 31, 2008. Investors can listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through August 31, 2008.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2007 Form 10-K filed on March 17, 2008. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President, and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenue:
Surgical facilities	$29,072	$26,364	$56,487	$50,641
Product sales and other	6,108	5,588	12,506	11,879
Total net revenue	35,180	31,952	68,993	62,520

Operating expenses:
Salaries, wages and benefits	10,734	9,785	20,965	19,585
Cost of sales and medical supplies	8,197	7,576	16,182	14,525
Selling, general and administrative	6,036	5,787	12,324	11,477
Depreciation and amortization	1,026	884	2,047	1,716
Total operating expenses	25,993	24,032	51,518	47,303

Operating income	9,187	7,920	17,475	15,217

Interest (income) expense, net	1,043	1,453	2,066	2,777
Minority interest	4,237	3,873	7,980	7,442
Loss of nonconsolidated affiliate	-	18	-	34
Gain on sale of minority interests	-	-	-	(79)
Other (income) expense, net	(5)	(34)	15	(80)
Income before income taxes	3,912	2,610	7,414	5,123
Income tax provision	1,525	1,018	2,891	1,998

Income from continuing operations	2,387	1,592	4,523	3,125
Loss from discontinued operations	(37)	(119)	(89)	(161)
Gain on disposal of discontinued operations	-	-	95	-

Net income	$2,350	$1,473	$4,529	$2,964

Earnings per common share - diluted:
Earnings from continuing operations	$0.09	$0.06	$0.18	$0.12
(Loss) earnings from discontinued operations	-	-	-	-
Net earnings per diluted share	$0.09	$0.06	$0.18	$0.12

Shares used in computing diluted earnings per share	25,191	25,231	25,127	25,203

Selected Operating Data:

ASCs operated at end of period	34	34	34	34
Procedures performed during the period	34,200	32,344	67,035	62,453
Cash flow provided by operating activities	$6,782	$5,311	$10,802	$5,648
Cash flow used in investing activities	$(1,876)	$(25,261)	$(3,814)	$(34,085)
Cash flow provided by financing activities	$1,219	$19,951	$1,535	$28,357

	June 30,	December 31,
Balance Sheet Data:	2008	2007

Cash and cash equivalents	$14,905	$6,382
Accounts receivable, net	21,945	19,298
Working capital	25,942	18,438
Total assets	208,115	195,704
Long-term debt	102,697	101,176
Minority interest	14,949	15,024
Stockholders' equity	71,588	65,173